Exhibit 3.1

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "SILK ROAD MEDICAL, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF JULY, A.D. 2017, AT 1:58 O'CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE RECORDER OF DEED.

4319923 8100	Authentication: 202836107
SR# 20175106999	Date: 07-06-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SILK ROAD MEDICAL, INC.

Silk Road Medical, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.    That the name of this corporation is “Silk Road Medical, Inc.”, and that this corporation was originally incorporated pursuant to the DGCL on March 21, 2007.
2.    Pursuant to Sections 242 and 245 of the DGCL, this Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of Silk Road Medical, Inc.
3.    This Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of Silk Road Medical, Inc. (the “Board”) and by the written consent of the stockholders of Silk Road Medical, Inc. in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the DGCL.
4.    The text of the Certificate of Incorporation of Silk Road Medical, Inc. is hereby restated and further amended to read in its entirety as follows:
ARTICLE I
The name of the corporation (the “Corporation”) is:
Silk Road Medical, Inc.
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is Corporation Trust Company, in the county of New Castle.
ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) eighty million six hundred seventy three thousand eight hundred ninety five (80,673,895) shares of common stock, par value $0.001 per share (“Common Stock”), and (b) sixty four million nine hundred eighty seven thousand nine hundred sixty four (64,987,964) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which (i) four million four hundred thousand (4,400,000) shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”), (ii) three million (3,000,000) shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-l Preferred Stock” and together with the Series A Preferred Stock, the “Existing Series A Preferred Stock”), (iii) sixteen million nine hundred fourteen thousand sixty nine (16,914,069) shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred Stock”) and (iv) forty million six hundred seventy three thousand eight hundred ninety five (40,673,895) shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred Stock”).

A.	COMMON STOCK
1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held by them at all meetings of stockholders (and actions taken by written consent in lieu of meetings) at which holders of the Common Stock are entitled to vote; provided, however, that the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL and the holders of Common Stock shall not be entitled to any separate class vote in connection with any such increase or decrease of the aggregate number of authorized shares of Common Stock.

B.	PREFERRED STOCK
The Existing Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV.
1.    Dividends.

1.1    The holders of shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall be entitled to receive on a pari passu basis dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable solely in shares of Common Stock) on the Common Stock or any other stock ranking with respect to dividends or on liquidation junior to the Series C Preferred Stock, Series B Preferred Stock and the Existing Series A Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”), at the rate of (i) $0.18 per share per annum for the Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), (ii) $0.18 per share per annum for the Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), (iii) $0.10 per share per annum for the Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (iv) $0.08 per share per annum for the Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), in each case, payable when, as, and if declared by the Board; provided, however, that the Board shall not declare a dividend on the outstanding shares of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock unless the Board simultaneously declares a proportionate dividend on each of the Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A Preferred Stock. The right to dividends on shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period. Any dividends declared by the Board prior to the Original Issue Date and not paid prior to the Original Issue Date shall be forfeited and shall not be payable to the holders of the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock. In the event that the amount of dividends declared by the Board shall be insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock in proportion to the dividend amounts to which each holder of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock is entitled.
1.2    The Corporation shall not declare, pay or set aside any dividends on shares of Series C Preferred Stock, Series B Preferred Stock, Existing Series A Preferred Stock or Junior Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C Preferred Stock, Series B Preferred Stock and the Existing Series A Preferred Stock then outstanding receive the following:
1.2.1    With respect to the Series C Preferred Stock then outstanding, the holders of the then outstanding shares of Series C Preferred Stock shall receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate dividends then declared on such share of Series C Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock (excluding the annual dividend permitted to be declared and paid on the Series C Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause (i) above, the Series B Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.2(i) below, the Series A-1 Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.3(i) below or the Series A Preferred Stock pursuant to pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.4(i) below), that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock pursuant to Section 4.1 and (2) the number of shares of Common Stock issuable upon conversion of one share of Series C Preferred Stock pursuant to Section 4.1, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series C Original Issue Price. The “Series C Original Issue Price” shall mean $2.26 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series C Preferred Stock.
1.2.2    With respect to the Series B Preferred Stock then outstanding, the holders of the then outstanding shares of Series B Preferred Stock shall receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate dividends then declared on such share of Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock (excluding the annual dividend permitted to be declared and paid on the Series B Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause (i) above, the Series C Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.1(i) above, the Series A-1 Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.3(i) below or the Series A Preferred Stock pursuant to pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.4(i) below), that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock pursuant to Section 4.1 and (2) the number of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock pursuant to Section 4.1, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price. The “Series B Original Issue Price” shall mean $2.26 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series B Preferred Stock.
1.2.3    With respect to the Series A-1 Preferred Stock then outstanding, the holders of the then outstanding shares of Series A-1 Preferred Stock shall receive, or simultaneously receive, a dividend on each outstanding share of Series A-1 Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate dividends then declared on such share of Series A-1 Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock (excluding the annual dividend permitted to be declared and paid on the Series A-1 Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause (i) above, the Series C Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.1(i) above, the Series B Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.2(i) above or the Series A Preferred Stock pursuant to pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.4(i) below), that dividend per share of Series A-1 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock pursuant to Section 4.1 and (2) the number of shares of Common Stock issuable upon conversion of one share of Series A-1 Preferred Stock pursuant to Section 4.1, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A-1 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A-1 Original Issue Price. The “Series A-1 Original Issue Price” shall mean $1.25 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series A-1 Preferred Stock.
1.2.4    With respect to the Series A Preferred Stock then outstanding, the holders of the then outstanding shares of Series A Preferred Stock shall receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate dividends then declared on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock (excluding the annual dividend permitted to be declared and paid on the Series A Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause (i) above, the Series C Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.1(i) above, the Series B Preferred Stock pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.2(i) above or the Series A-1 Preferred Stock pursuant to pursuant to Section 1.1 and any dividend payable pursuant to clause 1.2.3(i) above), that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock pursuant to Section 4.1 and (2) the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock pursuant to Section 4.1, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series A Preferred Stock.
2.    Liquidation, Dissolution or Winding Up.
2.1    Series C Preferred Stock Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event (as defined below)), the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock, the Existing Series A Preferred Stock and Junior Stock by reason of their ownership thereof, a per share amount in cash equal to the greater of (a) the Series C Original Issue Price, plus any declared and unpaid dividends payable thereon, and (b) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4.1 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event), the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series C Preferred Stock the full amount to which they shall be entitled under Section 2.1, the holders of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The obligation to pay the Series C Liquidation Amount in cash may be waived in writing by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class,
2.2    Series B Preferred Stock and Existing Series A Preferred Stock Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event (as defined below)), after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock pursuant to Section 2.1, the Series B Preferred Stock and the Existing Series A Preferred Stock then outstanding shall be entitled to be paid on a pari passu basis out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, a per share amount in cash equal to the following:

2.2.1    With respect to the Series B Preferred Stock then outstanding, the greater of (a) the Series B Original Issue Price, plus any declared and unpaid dividends payable thereon, and (b) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4.1 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”).
2.2.2    With respect to the Series A-1 Preferred Stock then outstanding, the greater of (a) the Series A-1 Original Issue Price, plus any declared and unpaid dividends payable thereon, and (b) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock pursuant to Section 4.1 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-1 Liquidation Amount”).
2.2.3    With respect to the Series A Preferred Stock then outstanding, the greater of (a) the Series A Original Issue Price, plus any declared and unpaid dividends payable thereon, and (b) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4.1 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).
2.2.4    If upon any such liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event), the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series B Preferred Stock and the Existing Series A Preferred Stock the full amount to which they shall be entitled under Section 2.2, the holders of Series B Preferred Stock and the Existing Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution under Section 2.2 in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The obligation to pay the Series B Liquidation Amount, the Series A-1 Liquidation Amount and the Series A Liquidation Amount in cash may be waived in writing by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.
2.3    Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event), after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock pursuant to Section 2.1 and the holders of Series B Preferred Stock and the Existing Series A Preferred Stock pursuant to Section 2.2, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Stock (which shall include shares of restricted Common Stock only to the extent such shares are vested), pro rata based on the number of shares held by each such holder.
2.4    Deemed Liquidation Events.

2.4.1    Definition. Unless waived in writing by the holders of at least a majority of the then outstanding shares of (A) Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and (B) Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, each of the following events shall be considered a “Deemed Liquidation Event”:
(a)    a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or other equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock or other equity securities of (1) the surviving or resulting corporation, limited liability company, partnership, association, joint-stock corporation, trust or other form of business entity (a “Party”) or (2) if the surviving or resulting Party is a wholly owned subsidiary of another Party immediately following such merger or consolidation, the parent entity of such surviving or resulting Party; or
(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a direct or indirect wholly owned subsidiary of the Corporation.
2.4.2    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any liquidation, dissolution or winding up of the Corporation, including any Deemed Liquidation Event, shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board, without attributing any discount for lack of liquidity or lack of control.
2.5    Allocation of Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement with respect to such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the

Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.
3.    Voting.
3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock held by such holder are convertible pursuant to Section 4.1 as of the record date for determining stockholders entitled to vote on such matter. Except as provided by the DGCL or other applicable law or by the other provisions of the Certificate of Incorporation, holders of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters.
3.2    Election of Directors. The holders of record of at least a majority of outstanding shares of Existing Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors”). The holders of record of at least a majority of the outstanding shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Series B Directors”); provided that one (1) of the Series B Directors (such Series B Director, the “Series B Independent Director”) shall not be a then-current employee of any holder of Series B Preferred Stock or any affiliated investment fund or management entity of any holder of Series B Preferred Stock; provided, further, that an “executive in residence” shall not be deemed an employee of any holder of Series B Preferred Stock or any affiliated fund or management entity of any holder of Series B Preferred Stock. The holders of record of at least a majority of the outstanding shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series C Directors”). Any Series A Director, Series B Director, Series B Independent Director or Series C Director so elected may be removed without cause by, and only by, the affirmative vote of the holders of the shares of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred Stock, Series B Preferred Stock and the Existing Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation, if any. If the holders of shares of a class, classes or series of capital stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting pursuant to this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of such class, classes or series of capital stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by the Board or the stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting pursuant to this Section 3.2. At any meeting held for the purpose of electing a Series A Director, Series B Director, Series B Independent Director or Series C Director, as applicable, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2. There shall be no cumulative voting.
3.3    Protective Provisions. The Corporation shall not, and shall not permit any subsidiary to, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by the DGCL or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of (A) Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and (B) Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:
(a)    liquidate, dissolve or wind-up the business and affairs of the Corporation or any subsidiary, effect any Deemed Liquidation Event or any reorganization, recapitalization, reclassification, consolidation or merger or consent to any of the foregoing;
(b)    amend, change, waive, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation or any subsidiary;
(c)    create, or authorize the creation of, or issue or obligate itself to issue shares of capital stock, including any additional class or series of capital stock or any additional shares of Preferred Stock, including the Existing Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (except, (i) as contemplated by the Securities Purchase Agreement, dated as of the Original Issue Date, by and among the Corporation and certain stockholders of the Corporation (setting forth certain terms of the purchase of shares of Series C Preferred Stock on the Original Issue Date (as the same may be amended from time to time, the “Purchase Agreement”)), (ii) as contemplated by the Warrants to Purchase Stock, dated as of the Original Issue Date, by and among the Corporation and certain stockholders of the Corporation (setting forth certain terms for the exercise of the warrant for shares of Series C Preferred Stock (the “Series C Preferred Warrants”)) and (iii) for the issuance of additional shares of Common Stock, including additional shares issued pursuant the exercise of stock options granted pursuant to stock option, stock bonus, stock incentive or similar plans that have been approved by the Board), or increase the authorized number of shares of Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Existing Series A Preferred Stock or increase the authorized number of shares of any class or series of capital stock;
(d)    permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue shares of, any class or series of capital stock (except in the case of a direct or indirect wholly owned subsidiary of the Corporation, for the issuance of shares of capital stock to the Corporation or another direct or indirect wholly owned subsidiary of the Corporation);
(e)    reclassify, alter or amend any security of the Corporation or any subsidiary;

(f)    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service, provided such repurchases have been approved by the Board;
(g)    (i) except for indebtedness for borrowed money that would not require the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and B Preferred Stock pursuant to clause (ii) below, create, or authorize the creation of, or issue, or authorize the issuance of or guarantee any debt security, or permit any subsidiary to take any such action with respect to any debt security, or (ii) incur or agree to incur or enter into any agreement permitting the Corporation or its subsidiaries to incur, indebtedness for borrowed money in excess of $500,000 in the aggregate, or (iii) amend, modify, waive or otherwise alter the terms of any agreement governing the terms of any material indebtedness of the Corporation or any subsidiary (except for agreements governing indebtedness permitted by clause (ii) above, provided such amendment, modification, waiver or alteration has been approved by the Board);
(h)    enter into any transaction between or among the Corporation or any subsidiary, on the one hand, and any director, officer, employee or holder, directly or indirectly, of more than 5% of the outstanding capital stock of any class or series of capital stock of the Corporation or any subsidiary, members of the family of any such person, or any affiliate or other associate, on the other hand, except, (i) in the case of employees, for transactions on customary terms related to such person’s employment or pursuant to an employment agreement approved by the Board, (ii) for the Purchase Agreement or (iii) for the Series C Preferred Warrants;
(i)    incur, repay, forgive or guarantee any indebtedness between the Corporation or any subsidiary and any director, officer, employee or holder, directly or indirectly, of more than 5% of the outstanding capital stock of any class or series of capital stock of the Corporation or any subsidiary, members of the family of any such person, or any affiliate or other associate (except (i) for the reimbursement of expenses of employees for employment-related costs incurred in accordance with the Corporation’s reimbursement policies and (ii) any recourse debt related to executive equity purchases approved by the Board); or
(j)    increase or decrease the authorized number of directors constituting the Board to greater than or less than eight (8).
3.4    Additional Series C Protective Provisions. The Corporation shall not, and shall not permit any subsidiary to, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by the DGCL or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 70% of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)    amend, change, waive, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation or any subsidiary in a manner that materially and adversely affects the rights, preferences or privileges of the Series C Preferred Stock; or
(b)    reclassify, alter or amend any security of the Corporation or any subsidiary in a manner that materially and adversely affects the rights, preferences or privileges of the Series C Preferred Stock.
provided  that, clauses (a) and (b) above would not apply to any amendment, alteration or repeal to any provision of the Corporation’s Certificate of Incorporation or bylaws made solely with respect to (i) the creation or issuance of any class or series of capital stock, including Preferred Stock, (ii) any merger, combination or consolidation resulting in the Series C Preferred Stock being exchanged, combined or converted into other securities, or (iii) any conversion of the Series C Preferred Stock in accordance with the Corporation’s Certificate of Incorporation.
4.    Optional Conversion.
The holders of the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1    Right to Convert.
4.1.1    Conversion Ratio. Each share of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) with respect to the Series C Preferred Stock, the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion, (b) with respect to the Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion, (c) with respect to the Series A-1 Preferred Stock, the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion and (d) with respect to the Series A Preferred Stock, the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to $2.26, subject to adjustment as set forth herein. The “Series B Conversion Price” shall initially be equal to $2.26, subject to adjustment as set forth herein. The “Series A-1 Conversion Price” shall initially be equal to $1.25, subject to adjustment as set forth herein. The “Series A Conversion Price” shall initially be equal to $1.00, subject to adjustment as set forth herein. As used herein, “Applicable Conversion Price” shall mean (i) the then-applicable Series C Conversion Price with respect to the Series C Preferred Stock, (ii) the then-applicable Series B Conversion Price with respect to the Series B Preferred Stock, (iii) the then-applicable Series A-1 Conversion Price with respect to the Series A-1 Preferred Stock and (iv) the then-applicable Series A Conversion Price with respect the Series A Preferred Stock. The Applicable Conversion Price, and the rate at which shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
4.3    Mechanics of Conversion.
4.3.1    Notice of Conversion. In order for a holder of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, to voluntarily convert shares of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, into shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate which agreement shall not require the posting of a bond), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, promptly following the Conversion Time, (i) issue and deliver to such holder of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, or to his, her or its nominees, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate representing the number (if any) of the shares of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2    Reservation of Shares. The Corporation shall at all times when the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock (including shares of Series C Preferred Stock issued or issuable pursuant to the exercise of the warrants for Series C Preferred Stock), Series B Preferred Stock and Existing Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock (including shares of Series C Preferred Stock issued or issuable pursuant to the exercise of the warrants for Series C Preferred Stock), Series B Preferred Stock and Existing Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.
4.3.3    Effect of Conversion. All shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2. Any shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock accordingly.
4.3.4    No Dividend Rights. Upon an optional conversion pursuant to Section 4.1 or a mandatory conversion pursuant to Section 5.1.2, Section 5.1.3 or Section 5.1.4, any dividends payable on such Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, that have been declared but remain unpaid, shall be forfeited by the holder of such shares of Series C Preferred Stock, Series B Preferred Stock, Existing Series A Preferred Stock and Junior Preferred being converted.
4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock, Series B Preferred Stock, Existing Series A

Preferred Stock and Junior Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock, Series B Preferred Stock, Existing Series A Preferred Stock and Junior Preferred Stock, as applicable, so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
4.4    Adjustments to Applicable Conversion Price for Diluting Issues.
4.4.1    Special Definitions. For purposes of this Article IV, the following definitions shall apply:
(a)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)
shares of Common Stock issued or issuable upon conversion of outstanding shares of Series C Preferred Stock (including shares of Series C Preferred Stock issued or issuable pursuant to the exercise of the warrants for Series C Preferred Stock), Series B Preferred Stock and Existing Series A Preferred Stock;

(ii)	shares of Common Stock issued by reason of a dividend, stock split or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock offered pursuant to a registration statement filed under the Securities Act of 1933, as amended, approved by the Board;

(iv)
shares of Common Stock or Options (provided such Options are limited to a right subscribe for, purchase or otherwise acquire Common Stock) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a stock incentive plan approved by the Board or pursuant to any employment agreement, restricted stock agreement, option pool, stock option, stock bonus or other employee stock plans for the benefit of the employees of the Corporation approved by the Board;

(v)
shares of Common Stock or Options (provided such Options are limited to a right to subscribe for, purchase or otherwise acquire Common Stock) issued (as consideration for the transaction and not in connection with financing the transaction) pursuant to the acquisition of another Party by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board; or

(vi)
shares of Common Stock or Options (provided such Options are limited to a right subscribe for, purchase or otherwise acquire Common Stock) issued (as consideration for the transaction and not in connection with financing the transaction) to third parties (a) in connection with strategic partnerships or (b) providing the Corporation with equipment leases, real property leases, loans or credit lines, in each of clauses (a) and (b), pursuant to arrangements approved by the Board.

(b)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(c)    “Filing Date” shall mean the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware.
(d)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(e)    “Original Issue Date” shall mean August 7, 2014.
4.4.2    No Adjustment of Applicable Conversion Price. Notwithstanding the provisions of this Section 4.4, no adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from (i) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and (ii) the holders of at least a majority of the then outstanding shares Series B Preferred Stock, in each case agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
4.4.3    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 4.4.4,

are revised as a result of an amendment to such terms or any other adjustment (including an accreting dividend or liquidation preference that adjusts the applicable conversion rate or number of shares issuable pursuant to such Option or Convertible Security) pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the adjusted Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 4.4.4, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
4.4.4    Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Filing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
New Conversion Price = ((A * Existing Conversion Price) + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
(a)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding (i) all shares of vested restricted stock that were issued pursuant to a stock option or stock incentive plan (which stock option or stock incentive plan was approved by the Board) prior to the issuance of Additional Shares of Common Stock resulting in the adjustment to the Existing Conversion Price, (ii) all shares of Common Stock issuable upon exercise of outstanding vested and unexercised Options that were issued pursuant to a stock option or stock incentive plan (which stock option or stock incentive plan was approved by the Board) prior to the issuance of Additional Shares of Common Stock resulting in the adjustment to the Existing Conversion Price, but only to the extent such vested and unexercised Options have an exercise price that is less than the per share consideration received in connection with the issuance of Additional Shares of Common Stock resulting in an adjustment pursuant to this Section 4.4.4, and (iii) without duplication and subject to clauses (i) and (ii), all other shares of Common Stock outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock) outstanding immediately prior to such issue);

(b)    “B” shall mean the consideration, if any, received by the Corporation for such issuance of Additional Shares of Common Stock resulting in the adjustment to the Existing Conversion Price;
(c)    “C” shall mean the number of such Additional Shares of Common Stock issued or deemed issued in such transaction;
(d)    “Existing Conversion Price” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock; and
(e)    “New Conversion Price” shall mean the Applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock.
4.4.5    Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)
the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 4.4.4 then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, had been converted into Common Stock pursuant to Section 4.1 on the date of such event.
4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock had been converted into Common Stock pursuant to Section 4.1 on the date of such event.
4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, including Section 2.4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred

Stock, as applicable. Each holder of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock hereby waives the right, if any, of any such holder to seek an appraisal of his, her or its shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock pursuant to Section 262 of the DGCL.
4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable.
4.10    Notice of Record Date. In the event the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock, Series B Preferred Stock, Existing Series A Preferred Stock and the Common Stock. Such notice shall be sent as promptly as practicable prior to the record date or effective date for the event specified in such notice.
5.    Mandatory Conversion.

5.1    Trigger Events.
5.1.1    Immediately prior to the closing of the sale of shares of Common Stock to the public on the New York Stock Exchange, the NASDAQ Global Market or other internationally recognized stock exchange in which the price per share paid in the initial public offering of the Corporation of the Common Stock is not less than three times the Series C Original Issue Price, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of proceeds, net of the underwriting discount and commissions, to the Corporation and/or the selling stockholders (i) each outstanding share of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall automatically be converted into the number of shares of Common Stock equal to the sum of (I) the number of shares of Common Stock into which such share of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, is convertible pursuant to Section 4.1 plus (II) the number of shares of Common Stock equal to the quotient obtained by dividing (x) an amount per share equal to the dividends payable on such Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, that have been declared but remain unpaid, by (y) the gross per share initial public offering price (before deducting the underwriting discount and commissions) of the Common Stock).
5.1.2    Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, each outstanding share of Series C Preferred Stock shall automatically be converted into the number of shares of Common Stock equal to the number of shares of Common Stock into which such share of Series C Preferred Stock is convertible pursuant to Section 4.1.
5.1.3    Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, each outstanding share of Series B Preferred Stock shall automatically be converted into the number of shares of Common Stock equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible pursuant to Section 4.1.
5.1.4    Subject to Section 5.1.4, upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Existing Series A Preferred Stock, voting together as a class, each outstanding share of Existing Series A Preferred Stock shall automatically be converted into the number of shares of Common Stock equal to the number of shares of Common Stock into which such share of Existing Series A Preferred Stock is convertible pursuant to Section 4.1.
5.1.5    Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of (i) at least a majority of the then outstanding shares of Series C Preferred Stock, voting separately as a class, and (ii) the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a class, each outstanding share of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall automatically be converted into the number of shares of Common Stock equal to the number of shares of Common Stock into which such share of Series C Preferred Stock, Series B Preferred Stock or Existing Series A Preferred Stock, as applicable, is convertible pursuant to Section 4.1 (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent set forth in this Section 5.1 is referred to herein as the “Mandatory Conversion Time”).
5.2    Procedural Requirements. All holders of record of shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Promptly following receipt of such notice, each holder of shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate which agreement shall not require the posting of a bond) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock, as applicable, accordingly.
6.    Mandatory Redemption. The Preferred Stock is not mandatorily redeemable by the Corporation or the holder.
7.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the

Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following the redemption or any other acquisition of shares of Preferred Stock.
8.    Waiver. Any of the rights, powers, preferences and other terms of the (a) Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, and such waiver shall be binding on all holders of Series A Preferred Stock whether or not such holders of Series A Preferred Stock consent, (b) Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding, and such waiver shall be binding on all holders of Series A-1 Preferred Stock whether or not such holders of Series A-1 Preferred Stock consent, (c) Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, and such waiver shall be binding on all holders of Series B Preferred Stock whether or not such holders of Series B Preferred Stock consent, (d) Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, provided that, such waiver shall require the holders of at least 70% of the shares of Series C Preferred Stock then outstanding to the extent a change in the rights, powers, preferences and other terms being waived required consent of holders of at least 70% of the shares of Series C Preferred Stock then outstanding, and such waiver shall be binding on all holders of Series C Preferred Stock whether or not such holders of Series C Preferred Stock consent, and (e) Preferred Stock set forth herein that are applicable in the same manner to each series of Preferred Stock may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of (i) the holders of at least a majority of the shares of Series B Preferred Stock then outstanding and (ii) the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, and such waiver shall be binding on all holders of Preferred Stock whether or not such holders of Preferred Stock consent.
9.    Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and such stockholder, including a stockholders agreement among the Corporation and the stockholders identified therein.
10.    Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V
Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
ARTICLE VI
Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX
To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended or such other applicable laws.
Any amendment, repeal or modification of the foregoing provisions of this Article IX, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IX, by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption.
ARTICLE X
The following indemnification provisions shall apply to the persons enumerated below.

1.Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (collectively, “Another Enterprise”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article X, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.
2.    Advancement of Expenses.
(a)    The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person who is or was a non-employee director of the Corporation or while a non-employee director of the Corporation, is or was serving at the request of the Corporation as a director of Another Enterprise in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified under this Article X or otherwise.
(b)    The Corporation may (but shall not be required to) pay the expenses (including attorneys’ fees) incurred by an Indemnified Person who does not meet the criteria set forth in clause (a) above in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified under this Article X or otherwise; provided, further, that the ultimate determination of entitlement to advance to Indemnified Persons pursuant to this Section 2(b) shall be made in such manner as is determined by the Board in its sole discretion.
3.    Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within 30 days after a written claim therefor by the person entitled to indemnification or advancement, as applicable, has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.    Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion.
5.    Advancement of Expenses of Employees and Agents. The Corporation may (but shall not be required to) pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the employee or agent to repay all amounts advanced if it should ultimately be determined that the employee or agent is not entitled to be indemnified under this Article X or otherwise; provided, further, that the ultimate determination of entitlement to advance to pursuant to this Section 5 shall be made in such manner as is determined by the Board in its sole discretion.
6.    Non-Exclusivity of Rights. The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
7.    Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, agents and employees under the provisions of this Article X; and (b) to indemnify or insure directors, officers, agents and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article X.
8.    Amendment or Repeal. The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article X (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal or modification of, or adoption of any provision inconsistent with, this Article X (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification or adoption), and any such amendment, repeal, modification or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification or adoption. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
ARTICLE XI
In recognition that each Principal Stockholder (as defined below) and their respective Representatives (as defined below) currently have, and may in the future have or may consider acquiring, investments in corporations, limited liability companies, partnerships, associations, joint-stock corporations, trusts or other forms of business entity with respect to which each Principal Stockholder or their respective Representatives may serve as an advisor, a director or in some other capacity, and in recognition that each Principal Stockholder and their respective Representatives may have myriad duties to various investors and partners, and in anticipation that the Corporation and its subsidiaries, on the one hand and each of the Principal Stockholders, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Article XI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such Principal Stockholder. Except as a Principal Stockholder may otherwise agree in writing after the date hereof:
(a)    Such Principal Stockholder and its respective Representatives shall have the right: (A) to directly or indirectly engage in any business activities related to the research and development of medical devices or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation and its subsidiaries, (B) to directly or indirectly do business with any client or customer of the Corporation and its subsidiaries, (C) to take any other action that such Principal Stockholder believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Article XI, and (D) not to present potential transactions, matters or business opportunities to the Corporation or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.
(b)    Such Principal Stockholder and its Representatives shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Corporation or any of its stockholders, subsidiaries or affiliates or to refrain from any actions specified in this Article XI, and the Corporation, on its own behalf and on behalf of its stockholders, subsidiaries and affiliates, hereby renounces and waives any right to require such Principal Stockholder or any of its Representatives to act in a manner inconsistent with the provisions of this Article XI.

(c)    None of the Principal Stockholders, nor any of their respective Representatives, shall (a) be liable to the Corporation or any of its stockholders, subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article XI or of any such person’s participation therein, or (b) have any duty to communicate or present any activities or omissions of the types referred to in this Article XI to the Corporation or its stockholders, subsidiaries or affiliates. The Principal Stockholders and their respective Representatives shall have the right to hold any of the activities or omissions of the types referred to in this Article XI for its own account, or the account of another person, or to recommend, sell, assign or otherwise transfer such activity or omission to persons other than the Corporation or any stockholder, subsidiary or affiliate of the Corporation. The Corporation acknowledges that this Article XI renounces specified business opportunities as contemplated by Section 122(17) of the DGCL. To the fullest extent permitted by law, the Corporation hereby waives any claim against each Principal Stockholder and its Representatives, and agrees to indemnify each Principal Stockholder and its Representatives against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Principal Stockholder or its Representatives from pursuing or engaging in transactions contemplated by this Article XI.
As used herein, “Principal Stockholder” means any of the Warburg Pincus Entities, the Vertical Group Entities, the Norwest Entities or the Janus Entities.
As used herein, “Representatives” means the officers, directors, agents, members, partners, employees or affiliates of such Principal Stockholder.
As used herein, “Norwest Entities” shall mean (i) Norwest Venture Partners XIII, L.P. (or an affiliate of such entity) or its respective subsidiaries (collectively, “Norwest Group), (ii) any investment fund, vehicle or account which is managed by Norwest Group or in respect of which Norwest Group has investment discretion (each, a “Norwest Group Fund or Account”) or (iii) an affiliate of Norwest Group or a Norwest Group Fund or Account.
As used herein, “Janus Entities” shall mean Janus Henderson Global Life Sciences Fund and Janus Capital Funds PLC on Behalf of its Series Janus Global Life Sciences Fund (or an affiliate of one or more of such entities) or their respective subsidiaries (collectively, “Janus Group”), (ii) any investment fund, vehicle or account which is managed by Janus Group or in respect of which Janus Group has investment discretion (each, a “Janus Group Fund or Account”) or (iii) an affiliate of Janus Group or a Janus Group Fund or Account.
As used herein, “Vertical Group Entities” shall mean (i) The Vertical Group, L.P. (or an affiliate of one or more of such entities) or their respective subsidiaries (collectively, “Vertical Group”), (ii) any investment fund, vehicle or account which is managed by Vertical Group or in respect of which Vertical Group has investment discretion, including, but not limited to, Vertical Fund I, L.P. and Vertical Fund II, L.P. (each, a “Vertical Group Fund or Account”) or (iii) an affiliate of Vertical Group or a Vertical Group Fund or Account.
As used herein, “Warburg Pincus Entities” shall mean (i) Warburg Pincus LLC and/or Warburg Pincus & Co. (or an affiliate of one or more of such entities) or their respective subsidiaries (collectively, “Warburg Pincus”), (ii) any investment fund, vehicle or account which is managed by Warburg Pincus or in respect of which Warburg Pincus has investment discretion, including, but not limited to, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (each, a “Warburg Pincus Fund or Account”) or (iii) an affiliate of Warburg Pincus or a Warburg Pincus Fund or Account.
ARTICLE XII
The Corporation hereby elects to opt out of Section 203 of the DGCL until the Warburg Pincus Entities or the Vertical Group Entities, individually or collectively, cease to be the beneficial owner of shares representing at least 15% of the total voting power of the Voting Stock (as defined below), at which date Section 203 of the DGCL shall apply prospectively to the Corporation (such that any person or entity who or that, as of such date, would be an interested stockholder under Section 203 of the DGCL shall not be deemed to be an interested stockholder until such later time as such person or entity acquires one or more additional shares of Common Stock).
As used herein, “Voting Stock” means the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred Stock, Series B Preferred Stock and Existing Series A Preferred Stock).
ARTICLE XIII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
* * *

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 6th day of July, 2017.

By	/s/ Erica J. Rogers
Name:	Erica J. Rogers
Title:	President and Chief Executive Officer